Exhibit 10.76

John Squires

Time Inc.

1271 Avenue of the Americas

New York, NY 10020

April 16, 2009

Re:	Second Addendum to Private Label Publisher Master Services Agreement Dated June 15, 2007

Dear John:

This letter (“Second Addendum”) amends the above-referenced Private Label Publisher Master Services

Agreement dated June 15, 2007, as amended by the First Addendum dated October 8, 2008 (the “First Addendum” and collectively with the Second Addendum, the “Master Terms”) between Time Inc. (“Time”) and Quigo Technologies LLC (formerly Quigo Technologies, Inc.) (“Quigo”). Capitalized terms unless otherwise defined in this Second Addendum shall have the meanings assigned to them in the Master Terms. In the event of any conflict between this Second Addendum and any Enrollment Form and/or the Master Terms, this Second Addendum shall control.

Now, for mutual good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree that, as of April 30, 2009 (the “Second Addendum Effective Date”), the Master Terms are amended as follows:

1.	The Addendum Effective Date of the First Addendum is October 14, 2008.

2.	Section 3.5(b) is deleted in its entirety and replaced by the following:

(b) The IO will include a line item stating that such Advertisers’ purchase of AdSonar inventory is subject either to Platform-A’s advertising terms and conditions, a current copy of which is attached hereto as Exhibit A, or to such other terms and conditions as each of Quigo, Time and the relevant Advertiser approved in advance and in writing (email sufficing), and that said Advertiser agrees to such terms and conditions. Advertisers who purchase AdSonar inventory using the method described in this Section 3.5 are hereafter referred to as the “Time IO Advertisers”.

This Second Addendum constitutes the entire understanding of the parties with respect to its subject matter and, except as amended herein, the Agreement shall remain in full force and effect. If the terms of this Second Addendum are acceptable to you, please countersign this copy and return a copy to us.

Sincerely,

Quigo Technologies LLC

Time Inc.:

By:	/s/ John Squires	6/9/09

Name:	John Squires

Title:	EVP

EXHIBIT A

PLATFORM-A INC.

QUIGO ADSONAR ADDENDUM TO ADVERTISING INSERTION ORDER

1. Terms and Conditions. The IO, this Addendum and all insertion orders hereunder will be governed by Version 2.0 of the Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less, as jointly published by the AAAA and the lAB and released on April 29, 2002 (the “Standard Terms”). For purposes of this IO, Platform-A will mean Platform-A Inc., AOL LLC, and all AOL affiliates worldwide.

2. Quigo - Adsonar. With respect to those line items in the Media Plan that reference the placement of Ads served by Quigo on the AdSonar Service of Quigo Technologies, Inc. (“Quigo”), the following will apply:

(a) With respect to Ads served by Quigo, the term “Ads” includes include all text, titles, descriptions, graphics, audio, keywords, keyword phrases, negative keywords (keywords that if included in the search will cause the advertisement not to be displayed), categories and topics and targeting as well as the web sites to which an Ad is linked (“Targets”).

(b) Quigo’s Affiliates include the owners and operators of the websites on which Quigo places Advertiser’s Ads. Quigo’s Affiliates are intended third party beneficiaries of Advertiser’s indemnification obligations to Quigo.

(c) Makegoods will not apply to CPC Ads under any circumstances. Advertiser’s sole remedy for a shortfall in the number of clicks will be to execute a new IO for the unspent amounts.

(d) Advertiser is subject to Advertiser Guidelines as published on Quigo’s website at http://www.quigo.com/adsonarAdvGuidelines.htm which are incorporated into the IO by reference. Ads will be served on Quigo Affiliate sites based on such factors as relevancy, CPC rates, click-through rates and ad rotation algorithms. Advertiser will protect its password and will be responsible for all activity occurring under its password.

(e) Advertiser must notify Quigo in writing within sixty (60) days of any claim relating to disputed charges. In the event Advertiser fails to make timely payment, Advertiser will be responsible for all reasonable expenses (including attorneys’ fees) incurred by Quigo in collecting such amounts.

(f) Except with respect to CPM Ads, Advertiser acknowledges that: (i) usage statistics provided by Quigo are the official, definitive measurements for the purposes of billing and for measuring Quigo’s performance on any delivery obligation and no other measurements or usage statistics (including those of Advertiser or a third party ad server) will be accepted by Quigo and (ii) the discrepancy clause in Section XIII(a) of the IO will not apply to Ads other than CPM Ads. Quigo disclaims any representations or warranties, express or implied, regarding the validity of clicks on any Ads, and Advertiser will not hold Quigo responsible for any clicks on any Ads, regardless of the source, nature, purpose or intent of the clicks. In the event that Advertiser believes that clicks on Advertiser’s Ads are the result of fraudulent activity, Quigo will work in good faith with Advertiser to investigate and resolve any disputes around any possible fraudulent activity. To the extent that Quigo determines that clicks on Advertiser’s Ads are the result of fraudulent activity, a refund of fees charged for any such fraudulent clicks will be provided to Advertiser.

3. Order of Precedence. This Addendum is supplementary to and modifies the IO. The terms of this Addendum supersede provisions in the IO only to the extent that the terms of this Addendum and the IO expressly conflict. However, nothing in this Addendum should be interpreted as invalidating the IO, and provisions of the IO will continue to govern relations between the parties insofar as they do not expressly conflict with this Addendum.

4. Counterparts. This Addendum may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document. This Addendum may be executed via facsimile.

AUTHORIZED SIGNATURES

In order to bind the parties to this Addendum, their duly authorized representatives have signed their names below on the dates indicated. This Addendum (including the terms incorporated by reference) will be binding on both parties when signed on behalf of each party and delivered to the other party (which delivery may be accomplished by facsimile transmission of the signature pages hereto).

PLATFORM-A INC.	ADVERTISER

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date: